Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, PURSUANT TO AN EXEMPTION FROM REGISTRATION, INCLUDING PURSUANT TO RULE 144 OF THE ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE ACT.

WARRANT TO PURCHASE COMMON STOCK

Company:	89BIO, INC., a Delaware corporation

Class of Stock:	Common Stock, par value $0.001 per share

Number of Shares:	Up to 204,815 shares, subject to the vesting schedule and adjustment as set forth on Schedule 1 hereto.

Warrant Price:	$9.7649, as adjusted from time to time in accordance with Section 2

Issue Date:	January 27, 2023

Expiration Date:	10 years from the Issue Date

Loan Agreement:	This Warrant to Purchase Common Stock (“Warrant”) is issued in connection with, and as consideration of the commitments pursuant to, that certain Loan and Security Agreement, dated as of January 4, 2023, among 89bio, Inc., a Delaware corporation, and certain other borrowers from time to time party thereto, K2 HealthVentures LLC, as administrative agent for lender, Ankura Trust Company, LLC, as collateral agent for lenders, K2 HealthVentures LLC and any other lender from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

This WARRANT TO PURCHASE COMMON STOCK certifies that, for good and valuable consideration, K2 HEALTHVENTURES EQUITY TRUST LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. For purposes of this Warrant:

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3 Fair Market Value. For purposes of this Warrant, the “Fair Market Value” shall mean the following: If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a Share of the Company’s Common Stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate (which may be in electronic form) or evidence of book entry representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired, provided that if transfer agent for the Company’s Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that Holder is eligible to receive Shares through DTC and the restrictive legend has been removed from such Shares, credit such aggregate number of Shares to which Holder shall be entitled to Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant at Acquisition.

(a) In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. For the avoidance of doubt, if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one Share as determined in accordance with Section 1.3 above is not greater than the Warrant Price in effect on the Business Day immediately prior to the closing of such Cash/Public Acquisition, then this Warrant shall terminate without exercise or conversion immediately prior to, and subject to, the closing of such Cash/Public Acquisition.

(b) Upon the closing of any Acquisition other than as described in subsection (a) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities, instruments, rights and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c) (i) “Acquisition” means a transaction or series of related transactions involving (A) the sale, lease exclusive license or other disposition of all or substantially all assets of the Company or any business line of the Company, (B) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, (C) any sale or other transfer by the stockholders of the Company of capital stock of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, and (ii) “Marketable Securities” means securities meeting all of the following requirements as of immediately prior to the closing of the Acquisition: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.4 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a) All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, as will be sufficient to permit the exercise in full of this Warrant.

(b) The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d) effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder notice thereof at the same time and in the same manner as notice is required to be given thereof pursuant to applicable law or rules of the applicable securities exchange to the holders of the outstanding shares of the Class.

If at any time Company is not subject to the reporting requirements reporting requirements of Section 13 or Section 15(d) of the Exchange Act, Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements, including without limitation, quarterly financial statements no later than 45 days of the end of each fiscal quarter of the Company and annual financial statements no later than 90 days of the end of each fiscal year of Company, in each case, in the form as and when delivered to Company’s investors or such other information as Holder may reasonably request for valuation, accounting, or legal compliance purposes.

3.3 Registration Rights. In connection with the issuance of Shares upon exercise, Holder shall be deemed to be a “Holder” (as defined in the Company’s Investors’ Rights Agreement dated September 17, 2019, as amended, restated, supplemented or otherwise modified from time to time (the “IRA”)) and shall have the piggyback registration rights with respect to the Shares issuable hereunder pursuant to Section 2 of the IRA, on a pari passu basis with the other Holders (as defined therein).

3.4 Rule 144 Compliance. With a view to making available to Holder the benefits of Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Act, as such Rule may be amended from time to time, or any successor or other similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule, or its successor rule (“Rule 144”), and any other rule or regulation of that may at any time permit Holder to sell Shares to the public without registration, the Company shall use its commercially reasonable efforts to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of Shares issued may be sold without restriction by Holder pursuant to Rule 144; (B) file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Issuer under the Exchange Act; and (C) furnish to Holder, upon request, as long as Holder own any Shares issued hereunder, such information as may be reasonably requested in order to avail Holder of any rule or regulation of the SEC that permits the selling of any Shares issued without registration.

SECTION 4. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant and, following such exercise, Holder shall have voting rights solely with respect to the Shares issued to Holder thereupon.

SECTION 5. MISCELLANEOUS.

5.1 Term and Automatic Exercise Upon Expiration.

(a) Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate or evidence of book entry representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2 Legends. The Shares may, as long as none of the Unrestricted Conditions (as defined below) have been met, be imprinted with a legend in substantially the following form (the “Securities Act Legend”):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE COMPANY TO K2 HEALTHVENTURES EQUITY TRUST LLC DATED JANUARY 27, 2023, PURSUANT TO AN EXEMPTION FROM REGISTRATION, INCLUDING PURSUANT TO RULE 144 OF THE ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE ACT.

Certificates or book entries evidencing the Shares shall not contain or be subject to (and Holder shall be entitled to removal of) any legend restricting the transfer thereof (including the legend set forth above) and shall not be subject to any stop-transfer instructions: (A) while a registration statement (including a registration statement filed pursuant to the registration rights set forth in Section 3.3 above) covering the sale or resale of such Shares is effective under the Act, or (B) following any sale of such Shares, pursuant to Rule 144, or (C) if such Shares are eligible for sale under Rule 144(b)(1), or (D) at any time on or after the date hereof that Holder certifies that Holder is not an “affiliate” of the Company (as such term is used under Rule 144 pursuant to the Act) if the holding period for purposes of Rule 144 and subsection (d)(3)(iii) thereof with respect to such Shares is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). The Company agrees that following such time as such Securities Act Legend is no longer required under this Section 5.2 and upon the request of Holder, the Company will within two (2) trading days following the delivery by Holder to the Company of Shares issued with a Securities Act Legend or a request to remove a Securities Act Legend from Shares issued in book entry, deliver or cause to be delivered to Holder Shares free from any Securities Act Legend or other legend. The Company will ensure any legend (including the Securities Act Legend) is removed in accordance with this Section 5.2, including by causing its legal counsel to deliver a legal opinion to the transfer agent, if required in connection therewith. If any of the Unrestricted Conditions is met at the time of issuance of the Shares then such Shares shall be issued free of all legends and stop-transfer instructions. Holder hereby agrees that the removal of restrictive legends from the Shares is predicated upon reliance by the Company that Holder will sell any Shares pursuant to the registration requirements of the Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, K2 HealthVentures Equity Trust LLC and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding the foregoing, no part of this Warrant or the Shares issuable upon exercise of this Warrant may be transferred to K2 HealthVentures LLC or an affiliate of K2 HealthVentures LLC except to a person named as a “Designated Holder” of K2 HealthVentures LLC in the Loan Agreement.

5.5 Beneficial Ownership Limitations.

(a) Notwithstanding anything herein to the contrary, the Company shall not issue a number of Shares pursuant to this Warrant to the extent that, upon such issuance, the number of shares of Common Stock then beneficially owned by Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with Holder for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”); provided that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act, provided further that Holder shall have the right, upon 61 days’ prior written notice to the Company, to waive the 9.985% Cap.

(b) Principal Market Regulation. The Company shall not issue a number of Shares pursuant to this Warrant, if the issuance of such shares together with any previously issued Shares, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the Issue Date or (B) Holders, together with their Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, beneficially owning in excess of 19.99% of the then outstanding Common Stock.

(c) Beneficial Ownership Determination. For purposes of this Section 5.5, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Holder, the Company shall, within two (2) trading days, confirm to Holder the number of shares of Common Stock then outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

5.6 Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

K2 HEALTHVENTURES LLC 855 Boylston Street, 10th Floor Boston, MA 02116 Attention: Legal Notices Email: legal@k2hv.com; anup@k2hv.com; derek@k2hv.com; ben@k2hv.com; zach@k2hv.com; patrick@k2hv.com

With a copy to (but not constituting notice): SIDLEY AUSTIN LLP 1001 Page Mill Rd., Bldg. 1 Palo Alto, CA 94304 Attention: Cynthia Bai Email: cbai@sidley.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

89BIO, INC.

142 Sansome Street, 2nd Floor

San Francisco, CA 94104

Attention: Ryan Martins, Chief Financial Officer

Email: ryan.martins@89bio.com

With a copy to (but not constituting notice):

GIBSON, DUNN & CRUTCHER LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan A Murr; Branden C. Berns

Email: rmurr@gibsondunn.com;

bberns@gibsondunn.com

5.7 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the last sentence of Section 5.4 may not be changed, waived, discharged or terminated without the express written consent of Ankura Trust Company, LLC. Ankura Trust Company, LLC shall be a third-party beneficiary of this Warrant for purposes of enforcing the preceding sentence.

5.8 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11 Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[SIGNATURE PAGE TO WARRANT TO PURCHASE COMMON STOCK]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

89BIO, INC.

By:
Name:
Title:

HOLDER:

K2 HEALTHVENTURES EQUITY TRUST LLC

By:
Name:
Title:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase _________________ shares of ________________________ of 89bio, Inc. (the “Company”) in accordance with the attached Warrant to Purchase Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐ check in the amount of $________ payable to order of the Company enclosed herewith

☐ Wire transfer of immediately available funds to the Company’s account

☐ Cashless Exercise pursuant to Section 1.2 of the Warrant

☐ Other [Describe] __________________________________________

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

SCHEDULE 1

	Vesting Event	Warrant Coverage Amount[1]	Number of Shares[2]
	Funding of First Tranche Term Loan Commitment of $25,000,000 (to be funded on the Closing Date (as defined in the Loan Agreement))	$500,000	51,204
	Funding of Second Tranche Term Loan Commitment of $15,000,000	$300,000	30,722
	Funding of Third Tranche Term Loan Commitment of $10,000,000	$200,000	20,482
	Funding of Fourth Tranche Term Loan Commitment of $50,000,000	$1,000,000	102,407

Total	$100,000,000	$2,000,000	204,815

[1]

Warrant coverage amounts set forth in the table assume each tranche of the Commitments is funded in full; in case of partial funding of any tranche, the corresponding warrant coverage amount adjusted to an amount equal to 2.0% of the principal amount of the Term Loans funded under such tranche.

[2]

Number of Shares determined by dividing amount set forth under “Warrant Coverage Amount” divided by Warrant Price, as in effect as of the date of determination. Warrant Price is subject to adjustment as set forth in the Warrant, including Section 2.1 and Section 2.2.